EXHIBIT 5.15

March 4, 2009

VIA EDGAR

United States Securities and Exchange Commission

Re:	Great Basin Gold Ltd. (the “Registrant”)
Registration Statement on Form F-10
Consent of Expert

This letter is provided in connection with the Registrant’s Amendment No. 1 to the Form F-10 registration statement originally filed on February 23, 2009 (SEC File No. 333-157468), and any amendments thereto and any registration statements filed pursuant to Rule 429 of the United States Securities Act of 1933, as amended (the “Registration Statement”).

On my own behalf and on behalf of Associated Geosciences Ltd. (the “Company”), I hereby consent to the use of my name and the Company’s name in connection with reference to my and the Company’s involvement in the preparation of the “Technical Report on the Feasibility Study for the Hollister Development Block Gold Project, Elko County, Nevada”, dated September 9, 2007 (the “Technical Report”), and to references to the Technical Report, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of the information derived from the Technical Report in the Registration Statement.

Yours truly,

ASSOCIATED GEOSCIENCES LTD.

/s/ Peter Cain

Peter Cain. PhD., Pr. Eng.